AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 17, 2006

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder, has determined to strike the following class of securities from listing and registration on the Exchange:

 GLOBETEL COMMUNICATIONS CORP.

Common Stock, $0.001 Par Value

Commission File Number – 001-32509

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when the issuer has failed to comply with its listing agreements with the Exchange or any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of an issuer that is not in compliance with, or pursuant to, any of the following provisions of the Company Guide:

(a)

Section 120, which requires a listed company to subject related party transactions to appropriate review and oversight by the company’s Audit Committee or comparable body of Board of Directors;

(b)

Section 127, which permits the Exchange to use its authority under Part 1 and Part 10 of the Company Guide to deny continued listing to an issuer when the issuer or an individual associated with it has a history of regulatory misconduct which rises to the level of a public interest concern;

(c)

Section 132(e), which requires listed companies to furnish such information as the Exchange may reasonably request;

(d)

Sections 134 and 1101, which require issuers to file with the Exchange all reports and other documents filed or required to be filed with the SEC, and provide materials related to corporate actions to the Exchange including, but not limited to, additional listing applications and notices of changes in officers or directors;

(d)

Section 401, which requires every listed company to make available to the public information necessary for informed investing and to take reasonable steps to ensure that all who invest in its securities enjoy equal access to such information;

(e)

Section 402, which requires listed companies to make immediate public disclosure of material information;

(f)

Section 403, which requires that the content of issuers’ press releases and other public announcements be factual, clear and succinct; contain sufficient quantitative information to allow investors to evaluate its relative importance to the activities of the company; be balanced and fair; avoid the omission of important unfavorable facts, the slighting of such facts, or the presentation of favorable possibilities as certain, and more probable than is actually the case;

(g)

Section 921, which requires an issuer to notify the Exchange promptly (and confirm in writing) of any changes of officers or directors;

(h)

Section 1002(d), which requires an issuer to comply with its listing agreements with the Exchange;

(i)

Section 1002(e), which authorizes the Exchange, as a matter of policy, to consider suspending or delisting any security when, in the opinion of the Exchange, any other event occurs or any condition exists which makes the issuer’s further dealings on the Exchange unwarranted;

(j)

Section 1003(d), which requires a company to comply with its listing or other agreements with the Exchange and/or SEC requirements in all material respects, which includes observing policies regarding timely disclosure of important corporate developments;

(k)

Section 1003(f)(iii), which requires that a company and its management refrain from engaging in operations, which, in the opinion of the Exchange, are contrary to the public interest.

2.

The common stock, par value $0.001 per share (the “Common Stock”) of GlobeTel Communications Corp. (“GlobeTel” or the “Company”) does not qualify for continued listing for the following reasons:

(a)

GlobeTel failed to make timely, accurate and complete disclosure of material corporate developments and engaged in a pattern of issuing materially misleading and overly promotional public disclosures that overstated the importance of seemingly positive corporate developments and failed to disclose and/or understated the importance of adverse corporate developments.  On the basis thereof, the Company violated the disclosure obligations imposed on listed companies pursuant to Part 4 (including Sections 401, 402 and 403), and made it subject to delisting pursuant to Sections 1003(d) and 1003(f)(iii).

(b)

GlobeTel failed to file required reports and other documents with the Exchange and the SEC and filed incomplete, misleading and/or inaccurate information in its SEC filings, in violation of applicable SEC requirements and Sections 134 and 1101 of the Company Guide. Specifically, GlobeTel failed to (i) file SEC Forms 8-K with audited financial statements in connection with certain acquisitions as required by applicable SEC rules; (ii) include information required by applicable SEC proxy disclosure rules with respect to a shareholder known by the Company to be the beneficial owner of more than five percent of its voting securities in its 2005 and 2006 proxy statements; (iii) failed to file Forms 8-K with respect to corporate developments and the appointment of a corporate officer; and (iv) filed inaccurate, misleading and/or internally inconsistent SEC reports regarding the status of corporate officers.

(c)

GlobeTel failed to subject an acquisition, which the Company determined was a related party transaction, to appropriate review and oversight by the Company’s audit committee, as required by Section 120 of the Amex Company Guide.

(d)

GlobeTel associated with, and continued its association with, two individuals with a history of regulatory misconduct rising to the level of a public interest concern.  In one case, the association included entrusting the individual with important corporate functions, despite the fact that the nature of his regulatory misconduct rendered him particularly unfit for such responsibilities.  On the basis thereof, the Company became subject to delisting pursuant to Sections 127 and 1003(f)(iii) of the Company Guide.

(e)

GlobeTel, despite repeated requests, failed to provide information reasonably requested by the Exchange Listing Qualifications Department Staff (the “Staff”), and provided incomplete, non-timely and/or inaccurate information, in violation of Section 132(e) of the Company Guide.  Specifically, GlobeTel failed to provide minutes of all board and audit committee meetings, accurate and complete information regarding corporate consultants, documentation related to additional listing applications and other information regarding material corporate matters.

(f)

GlobeTel provided materially false and misleading information and statements to the Staff, as set forth in paragraph 2(e), hindering its investigation into the Company’s compliance with applicable continued listing standards, in violation of Section 132(e), and making it subject to delisting pursuant to Section 1003(f)(iii), of the Company Guide.

(g)

GlobeTel failed to notify the Exchange promptly of changes in its officers or directors, in violation of Section 921 and Part 4 of the Company Guide.  In one instance, the Company failed to provide timely disclosure to the Amex when it appointed the individual described in paragraph 2(d) as a corporate officer.  This change was also not reported on SEC Form 8-K pursuant to Item 5.02 of that form in violation of SEC requirements and Sections 134 and 1101 of the Company Guide.

(h)

GlobeTel acted to interfere with the operation of a fair and orderly market and became subject to delisting pursuant to Sections 1002(e) and 1003(f)(iii) of the Company Guide by failing to make timely, accurate and complete disclosure of material corporate developments and engaging in a pattern of materially misleading and overly promotional public disclosure.

(i)

The Company’s actions as set forth in paragraphs 2(a) – (h) evidence serious internal control weaknesses which rise to the level of a public interest concern, warranting delisting pursuant to Section 1003(f)(iii) of the Company Guide.

(j)

GlobeTel, by violating Amex listing requirements as set forth in paragraphs 2(a) – (h), failed to comply with its listing agreements with the Exchange, subjecting it to delisting pursuant to Sections 1002(d) and 1003(d) of the Company Guide.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letters dated July 18, 2006 and August 17, 2006 the Company was advised of its status in relation to the standards of the Exchange.  Specifically, the Company was not in compliance with Sections 120, 127, 132(e), 134, 401, 402, 403, 404, 921, 1001, 1002(d), 1002(e), 1003(d), 1003(f)(iii) and 1101 of the Company Guide. The Company was further advised of the Staff’s determination to truncate the continued listing evaluation and follow-up procedures pursuant to Section 1009 of the Company Guide for the protection of investors and to initiate immediate delisting proceedings.  GlobeTel was also notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination no later than July 25, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel of the Amex Committee on Securities (the “Panel”).

(b)

By correspondence dated July 25, 2006, the Company appealed the determination and requested an oral hearing to review the Staff’s determination.

(c)

On September 28, 2006, a hearing at which the Company was present was conducted before the Panel.  By letter dated October 3, 2006, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its Common Stock on the Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen calendar days.

(d)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period or thereafter.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of SEC Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Peter Khoury, Chief Executive Officer of GlobeTel.

/s/

Claudia Crowley

Senior Vice President and Chief Regulatory Officer

American Stock Exchange LLC